Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

April 13, 2016

Simulations Plus Reports Second Quarter FY2016 Financial Results

Record second quarter as revenues grow 12.9%, net income up 18%

LANCASTER, CA, April 13, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all phases of pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its second quarter of fiscal year 2016, the period ended February 29, 2016 (2QFY16).

2QFY16 highlights compared with 2QFY15:

•	Net revenues increased 12.9%, or $590,000, to $5.16 million from $4.57 million
•	Gross profit increased 13.3%, or $457,000, to $3.90 million from $3.44 million
•	SG&A increased 7.2%, or $115,000, to $1.72 million from $1.61 million
•	Income before taxes increased 17.1%, or $247,000, to $1.69 million from $1.44 million
•	Net income was up by 18%, or $175,000, to $1.15 million from $970,000
•	Diluted earnings per share increased 16.9% to $0.066 from $0.057 per share

6moFY16 highlights compared with 6moFY15:

•	Net revenues increased 15.5%, or $1.34 million, to $10 million from $8.66 million
•	Gross profit increased 18%, or $1.17 million, to $7.66 million from $6.48 million
•	SG&A decreased 6.3%, or $228,000, to $3.4 million from $3.63 million
•	R&D expenditures increased 8.8%, or $110,000, to $1.36 million from $1.25 million in 6moFY15
o	In 6moFY16, $545,000 was capitalized and $813,000 was expensed
o	In 6moFY15, $631,000 was capitalized and $633,000 was expensed
•	Income before taxes increased 55.6%, or $1.22 million, to $3.41 million from $2.19 million
•	Net income increased 50.2%, or $753,000, to $2.25 million from $1.5 million
•	Diluted earnings per share increased 49.0% to $0.131 per share from $0.088 per share

John Kneisel, chief financial officer of Simulations Plus, said: “We continue our nearly decade-long trend of consistent revenue and earnings growth. Cash is back up above $8 million after two dividend distributions totaling over $1.7 million. As announced earlier, we will use approximately $1.47 million in cash this fiscal year to make a payment to TSRL as part of the royalty agreement buyout announced in May 2014, and the final payment to the former shareholders of Cognigen Corporation to close out our acquisition of Cognigen that took place in September 2014. We expect our cash reserves to remain more than adequate after these disbursements, and we anticipate continuing our quarterly dividend distributions; although, such distributions are always at the discretion of the Board of Directors, which votes on them each quarter.”

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John DiBella, vice president for marketing and sales of Simulations Plus, said: “At the halfway point of FY2016, we have maintained solid renewal rates for software licenses and continued growth in new license sales and consulting revenues. The marketing and sales staff and our scientists have supported our aggressive marketing and sales program with attendance and presentations at key scientific meetings, conducting training workshops and webinars, and providing the strong customer support that is a hallmark of Simulations Plus in the industry.”

Ted Grasela, president of Simulations Plus, added: “The addition of the recently announced 5-year, $4.7 million contract for data management and consulting services with a major research foundation will add significantly to the revenue growth of our Buffalo division. We believe this effort, which is based on our secure in-house computing cloud and our unique KIWI™ software platform, has the potential to lead to additional opportunities for such services with a number of other research organizations around the world. And we are now routinely providing physiologically based pharmacokinetics (PBPK) analysis to clinical pharmacology groups as we realize the expected synergies between our Lancaster and Buffalo divisions.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, concluded: “As John DiBella noted, we’re halfway through FY2016, with six-month results showing excellent continued revenues and earnings growth. Now we are beginning to perform on our 5-year contract and expecting the release of our newest software product, PKPlus™, along with updates to two other programs, in the third fiscal quarter. We’re excited about these developments and expect them to add to a strong finish to FY2016.”

Investor Conference Call

The Company will host a conference call on April 13, 2016, at 4:15 p.m. Eastern Time. All interested parties are invited to join the call by registering at: https://attendee.gotowebinar.com/register/5014190111345805827. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (646) 307-1720, and enter access code 439-293-425.

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	February 29,	August 31,
ASSETS
	2016	2015
Current assets
Cash and cash equivalents	$7,062,993	$8,551,275
Accounts receivable, net of allowance for doubtful accounts of $0	3,808,081	1,593,707
Revenues in excess of billings	856,558	795,125
Prepaid income taxes	240,116	–
Prepaid expenses and other current assets	309,152	381,718
Deferred income taxes	237,557	210,972
Total current assets	12,514,457	11,532,797
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $8,126,958 and $7,632,421	3,849,025	3,798,339
Property and equipment, net	317,019	413,510
Intellectual property, net of accumulated amortization of $1,105,000 and $801,250	4,970,000	5,273,750
Other intangible assets net of accumulated amortization of $221,250 and $147,500	1,428,750	1,502,500
Goodwill	4,789,248	4,789,248
Other assets	34,082	34,082
Total assets	$27,902,581	$27,344,226

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$126,078	$209,407
Accrued payroll and other expenses	441,088	429,580
Accrued bonuses to officer	60,500	121,000
Income taxes payable	–	43,602
Other current liabilities	18,204	19,859
Current portion - Contracts payable	2,604,404	2,604,404
Billings in excess of revenues	172,297	106,534
Deferred revenue	114,631	78,945
Total current liabilities	3,537,202	3,613,331

Long-term liabilities
Deferred income taxes	3,054,076	3,190,419
Payments due under Contracts payable	1,000,000	1,000,000
Other long-term liabilities	–	8,274
Total liabilities	$7,591,278	$7,812,024

Commitments and contingencies	–	–

Shareholders' equity
Preferred stock, $0.001 par value
10,000,000 shares authorized
no shares issued and outstanding	$–	$–
Common stock, $0.001 par value
50,000,000 shares authorized
17,018,001 and 16,943,001 shares issued and outstanding	5,489	5,414
Additional paid-in capital	9,942,194	9,714,290
Retained earnings	10,363,620	9,812,498
Total shareholders' equity	$20,311,303	$19,532,202

Total liabilities and shareholders' equity	$27,902,581	$27,344,226

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

  For the three and six months ended February 29 and 28,

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Net Revenues	$5,163,726	$4,574,191	$10,002,346	$8,660,382
Cost of revenues	1,263,741	1,130,907	2,347,088	2,175,582
Gross profit	3,899,985	3,443,284	7,655,258	6,484,800
Operating expenses
Selling, general, and administrative	1,722,844	1,607,495	3,399,278	3,626,994
Research and development	461,389	360,708	812,696	633,348
Total operating expenses	2,184,233	1,968,203	4,211,974	4,260,342

Income from operations	1,715,752	1,475,081	3,443,284	2,224,458

Other income (expense)
Interest income	4,486	4,412	8,953	9,004
Gain(loss) on currency exchange	(28,330)	(34,684)	(43,224)	(42,475)
Total other income (expense)	(23,844)	(30,272)	(34,271)	(33,471)

Income from operations before prook, vision for income taxes	1,691,908	1,444,809	3,409,013	2,190,987
Provision for income taxes	(546,559)	(474,576)	(1,157,191)	(691,851)
Net Income	$1,145,349	$970,233	$2,251,822	$1,499,136

Earnings per share
Basic	$0.07	$0.06	$0.13	$0.09
Diluted	$0.07	$0.06	$0.13	$0.09

Weighted-average common shares outstanding
Basic	17,005,649	16,848,983	16,985,869	16,839,599
Diluted	17,268,144	17,105,412	17,230,099	17,096,357

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